Exhibit 99.1

Contacts	Media Brian Bretsch 314.554.4135 bbretsch@ameren.com	Analysts Doug Fischer 314.554.4859 dfischer@ameren.com	Investors Investor Services 800.255.2237 invest@ameren.com

For Immediate Release

Ameren Announces 2011 Earnings

Issues 2012 Earnings Guidance

•	2011 Core (Non-GAAP) EPS Were $2.56

•	2011 GAAP EPS Were $2.15, Reflecting Impairment and Other Charges

•	2012 GAAP and Core (Non-GAAP) EPS Guidance Range Established at $2.20 to $2.50

ST. LOUIS, Feb. 23, 2012 — Ameren Corporation (NYSE: AEE) today announced 2011 net income in accordance with generally accepted accounting principles (GAAP) of $519 million, or $2.15 per share, compared to 2010 GAAP net income of $139 million, or 58 cents per share. 2011 GAAP net income included $77 million and 2010 GAAP net income included $522 million of goodwill, impairment and other charges, after taxes. Excluding these charges and certain other items that are discussed below, Ameren recorded 2011 core (non-GAAP) net income of $619 million, or $2.56 per share, compared to 2010 core (non-GAAP) net income of $657 million, or $2.75 per share.

The decrease in 2011 core (non-GAAP) earnings, compared to 2010 core (non-GAAP) earnings, primarily reflected lower electric sales to native load utility customers due, in part, to summer temperatures that, while warmer than normal, were below those of a very hot 2010, as well as reduced margins in the merchant generation segment due to lower realized power prices and higher fuel and transportation-related expenses. The earnings comparison was also impacted by higher storm-related expenses and lower capitalized financing costs, as well as a 2011 charge to earnings resulting from a Missouri Public Service Commission requirement that certain revenues be flowed through the fuel adjustment clause. The effects of these factors were partially offset by increased electric utility rates in Missouri and Illinois, lower non-fuel operations and maintenance expenses and reduced interest costs.

“I am pleased to report that 2011 core earnings were in line with the increased guidance range we provided in early November. Continued disciplined cost management allowed us to offset the negative impact on sales of much warmer-than-normal fourth-quarter winter temperatures,” said Thomas R. Voss, chairman, president and CEO of Ameren Corporation. “I am proud of our many accomplishments in 2011. These included investing more than $1 billion primarily in new regulated utility infrastructure; generating enough cash from operations to fund these investments and an increased common dividend while also reducing outstanding borrowings; and posting strong energy center and storm restoration performance.

“In addition, during 2011, Illinois enacted legislation that enables us to invest in the state to improve infrastructure and create jobs,” Voss added. “Further, important steps were taken by the Federal Energy Regulatory Commission and the Midwest Independent Transmission System Operator allowing us to begin improving the region’s transmission system.”

For the fourth quarter of 2011, Ameren recorded GAAP net income of $25 million, or 10 cents per share, compared to $52 million, or 21 cents per share, for the fourth quarter of 2010. Excluding certain items that are discussed below, Ameren recorded core (non-GAAP) net income of $34 million, or 14 cents per share, for the fourth quarter of 2011, compared to core (non-GAAP) net income of $56 million, or 22 cents per share, for the fourth quarter of 2010.

The decrease in core (non-GAAP) earnings for the fourth quarter of 2011, compared to core (non-GAAP) earnings for the fourth quarter of 2010, primarily reflected lower electric and natural gas sales to native load utility customers due, in part, to warmer winter temperatures, as well as a scheduled nuclear refueling and maintenance outage at the Callaway Energy Center. In 2010, a Callaway refueling outage occurred in the spring. In addition, margins in the merchant generation segment declined due to lower realized power prices and higher fuel and transportation-related expenses. The effects of these factors were partially offset by lower non-fuel operations and maintenance expenses and increased electric rates in Missouri and Illinois.

The following items were excluded from fourth quarter and full year 2011 and 2010 core (non-GAAP) earnings, as applicable:

•	Employee separation charges related to a voluntary retirement offer, which decreased net income by $17 million in both the fourth quarter and full year of 2011;

•

The net effect of unrealized mark-to-market activity, which increased net income by $8 million and decreased net income by $6 million in the fourth quarter and full year of 2011, respectively, and decreased net income by $4 million and increased net income by $17 million in the fourth quarter and full year of 2010, respectively;

•

Goodwill, impairment and other charges, which decreased net income by $77 million in the full year of 2011 and $522 million in the full year of 2010. The 2011 charges were the result of the Missouri Public Service Commission’s disallowance of costs of enhancements related to the rebuilding of the Taum Sauk Energy Center, as well as new environmental rules, the primary impact of which was Ameren’s decision to cease operations at the Meredosia and Hutsonville energy centers. The 2010 charges were for goodwill and other impairments at the merchant generation segment; and

•	A charge for the impact on deferred taxes of changes in federal health care laws, which decreased net income by $13 million in the full year of 2010.

A reconciliation of GAAP to core (non-GAAP) earnings per share is as follows:

	Fourth Quarter		Year
	2011	2010	2011	2010
GAAP earnings per share	$ 0.10	$ 0.21	$ 2.15	$ 0.58
Employee separation charges	0.07	—	0.07	—
Net unrealized mark-to-market activity, (gain)/loss	(0.03)	0.01	0.02	(0.08)
Goodwill, impairment and other charges	—	—	0.32	2.19
Charge for deferred tax impact of changes in federal healthcare laws	—	—	—	0.06
Core (Non-GAAP) earnings per share	$ 0.14	$ 0.22	$ 2.56	$ 2.75

2012 Earnings Guidance

“In 2012, we are taking actions to accelerate infrastructure investment and create jobs in our Illinois electric delivery and our transmission businesses. These investments will benefit customers by improving reliability and providing savings through greater efficiencies, and we expect these investments to earn fair returns for our investors,” said Mr. Voss.

Ameren expects 2012 GAAP and core (non-GAAP) earnings to be in the range of $2.20 to $2.50 per share. Any net unrealized mark-to-market gains or losses will impact GAAP earnings but are excluded from GAAP earnings guidance because the company is unable to reasonably estimate the impact of any such gains or losses. Core (non-GAAP) earnings and guidance also exclude any net unrealized mark-to-market gains or losses.

The projected decline in 2012 core (non-GAAP) earnings per share, compared to 2011, is primarily due to expected lower margins at Ameren’s merchant generation business segment and the impact of an assumed return to normal temperatures. The expected merchant generation margin decline in 2012, compared to 2011, reflects expected lower realized power prices and higher fuel and transportation-related costs. A return to normal temperatures will reduce 2012 margins at the regulated utility business segments primarily because 2011 summer temperatures, while below those of a very hot 2010, were still much warmer than normal. The earnings impact of the above factors is expected to be mitigated by increased Missouri electric and Illinois gas rates and reduced non-fuel operations and maintenance expenses in Missouri.

Ameren expects its business segments to provide the following contributions to 2012 GAAP and core (non-GAAP) earnings per share:

Ameren Missouri and Ameren Illinois Segments	$2.20 - $2.40
Merchant Generation Segment	0.00 - 0.10
2012 GAAP and Core (Non-GAAP) Earnings Guidance Range	$2.20 - $2.50

Ameren’s earnings guidance for 2012 assumes normal temperatures for the full year. In addition, Ameren’s future results are subject to the effects of, among other things, regulatory decisions and legislative actions; energy center operations; energy, economic, and capital and credit market conditions; severe storms; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

Ameren Missouri Segment Results

Ameren Missouri segment 2011 GAAP earnings were $287 million, compared to 2010 GAAP earnings of $364 million. Core (non-GAAP) earnings for 2011 were $359 million, compared to 2010 core (non-GAAP) earnings of $367 million. The decrease in core (non-GAAP) earnings reflected a 2.6 percent decrease in electric sales to native load customers due, in part, to cooler summer and warmer winter temperatures. In addition, capitalized financing expenses were lower and depreciation expense was higher primarily due to the completion of scrubbers at the Sioux Energy Center in late 2010. Further, storm-related expenses were higher in 2011 than in 2010 and 2011 earnings included a charge resulting from a Missouri Public Service Commission requirement that certain revenues be flowed through the fuel adjustment clause. The effects of these factors were partially offset by increased electric rates and lower non-fuel operations and maintenance expenses. The GAAP earnings comparison was impacted by the factors mentioned above, the 2011 charge related to the Taum Sauk Energy Center and 2011 employee separation charges. In addition, a charge for the impact on deferred taxes of changes in federal healthcare laws reduced 2010 earnings and net unrealized mark-to-market activity resulted in a 2010 gain.

Ameren Illinois Segment Results

Ameren Illinois segment 2011 GAAP and core (non-GAAP) earnings were $193 million, compared to 2010 GAAP and core (non-GAAP) earnings of $208 million. The decrease in core (non-GAAP) earnings reflected a 1.1 percent decrease in electric sales to native load customers due primarily to cooler summer and warmer winter temperatures. In addition, storm-related and depreciation expenses were higher in 2011 than in 2010. The effects of these factors were partially offset by increased electric rates and reduced interest expense. The GAAP earnings comparison was impacted by the factors mentioned above, a 2010 charge for the impact on deferred taxes of changes in federal healthcare laws and a 2010 gain from net unrealized mark-to-market activity.

Merchant Generation Segment Results

Merchant generation segment 2011 GAAP earnings were $45 million, compared to a 2010 GAAP loss of $409 million. Core (non-GAAP) earnings for 2011 were $72 million, compared to 2010 core (non-GAAP) earnings of $108 million. The decline in core (non-GAAP) earnings reflected lower margins due to lower realized power prices and higher fuel and transportation-related expenses. This margin decline was partially offset by reduced interest expense. The GAAP earnings comparison was affected by the factors mentioned above, the 2011 charge related to the closure of the Meredosia and Hutsonville energy centers and the 2010 charges for goodwill and other impairments. In addition, a charge for the impact on deferred taxes of changes in federal healthcare laws reduced 2010 earnings and net unrealized mark-to-market activity resulted in a 2011 loss, compared to a 2010 gain.

Analyst Conference Call

Ameren will conduct a conference call for financial analysts at 9 a.m. Central Time on Thursday, Feb. 23, to discuss 2011 earnings, 2012 guidance and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at Ameren.com by clicking on “Q4 2011 Ameren Corporation Earnings Conference Call,” followed by the appropriate audio link. An accompanying slide presentation will be available on Ameren’s website. This presentation will be posted in the “Investors” section of the website under “Webcasts & Presentations.” The analyst call will also be available for replay on the Internet for one year. In addition, a telephone playback of the conference call will be available beginning at approximately noon Central Time from Feb. 23 through March 1, by dialing U.S. 877.660.6853 or international 201.612.7415, and entering account number 352 and ID number 388480.

With assets of $23 billion, St. Louis-based Ameren Corporation owns a diverse mix of electric energy centers strategically located in our Midwest market, with a generating capacity of 15,900 megawatts. Through our Missouri and Illinois subsidiaries, we serve 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area. Our mission is to meet our customers’ energy needs in a safe, reliable, efficient and environmentally-responsible manner. For more information, visit Ameren.com.

Regulation G Statement

Ameren has presented certain information in this release on a diluted cents per share basis. These diluted per share amounts reflect certain factors that directly impact Ameren’s total earnings per share. The core (non-GAAP) earnings per share and core (non-GAAP) earnings per share guidance exclude one or more of the following: employee separation charges, goodwill, impairment and other charges, net unrealized mark-to-market gains or losses and a charge for the deferred tax impact of changes in federal health care laws. Ameren uses core (non-GAAP) earnings internally for financial planning and for analysis of performance. Ameren also uses core (non-GAAP) earnings as primary performance measurements when communicating with analysts and investors regarding our earnings results and outlook, as the company believes that core (non-GAAP) earnings allow the company to more accurately compare its ongoing performance across periods.

In providing consolidated and segment core (non-GAAP) earnings guidance, there could be differences between core (non-GAAP) earnings and earnings prepared in accordance with GAAP as a result of our treatment of certain items, such as those listed above. Ameren is unable to estimate the impact, if any, on future GAAP earnings of such items.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Form 10-K for the year ended December 31, 2010, and elsewhere in this release and in our other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•

regulatory, judicial, or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the outcome of Ameren Missouri’s and Ameren Illinois’ electric rate cases filed in 2012; Ameren Illinois’ natural gas rate order issued in 2012; the court appeals related to Ameren Missouri’s 2010 and 2011 electric rate orders; Ameren Illinois’ 2010 electric and natural gas rate order; Ameren Missouri’s fuel and purchased power cost recovery mechanism prudence review; and future regulatory, judicial, or legislative actions that seek to change regulatory recovery mechanisms, such as the recent passage of legislation providing for formula ratemaking in Illinois;

•

the effect of Ameren Illinois participating in a new performance-based formula ratemaking process under the Illinois Energy Infrastructure Modernization Act (IEIMA), the related financial commitments required by the IEIMA and the resulting uncertain impact on the financial condition, results of operations and liquidity of Ameren Illinois;

•	the effects of, or changes to, the Illinois power procurement process;

•	changes in laws and other governmental actions, including monetary, fiscal, and tax policies;

•

changes in laws or regulations that adversely affect the ability of electric distribution companies and other purchasers of wholesale electricity to pay their suppliers, including Ameren Missouri and Ameren Energy Marketing Company;

•

the effects of increased competition in the future due to, among other things, deregulation of certain aspects of our business at both the state and federal levels, and the implementation of deregulation, such as occurred when the electric rate freeze and power supply contracts expired in Illinois at the end of 2006;

•

the effects on demand for our services resulting from technological advances, including advances in energy efficiency and distributed generation sources, which generate electricity at the site of consumption;

•	increasing capital expenditure and operating expense requirements and our ability to recover these costs through our regulatory frameworks;

•	the effects of our and other members’ participation in, or potential withdrawal from, the Midwest Independent Transmission System Operator, Inc. (MISO) and the effects of new members joining MISO;

•

the cost and availability of fuel such as coal, natural gas and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including the ability to recover the costs for such commodities;

•	the effectiveness of our risk management strategies and the use of financial and derivative instruments;

•	the level and volatility of future prices for power in the Midwest;

•	the development of a capacity market within the MISO;

•	business and economic conditions, including their impact on interest rates, bad debt expense, and demand for our products;

•	disruptions of the capital markets or other events that make our access to necessary capital, including short-term credit and liquidity, impossible, more difficult, or more costly;

•	our assessment of our liquidity;

•	the impact of the adoption of new accounting guidance and the application of appropriate technical accounting rules and guidance;

•	actions of credit rating agencies and the effects of such actions;

•	the impact of weather conditions and other natural phenomena on us and our customers;

•	the impact of system outages;

•	generation, transmission and distribution asset construction, installation, performance, and cost recovery;

•	the effects of our increasing investment in electric transmission projects and uncertainty as to whether we will achieve our expected returns in a timely fashion, if at all;

•	the extent to which Ameren Missouri prevails in its claims against insurers in connection with its Taum Sauk pumped-storage hydroelectric energy center incident;

•	the extent to which Ameren Missouri is permitted by its regulators to recover in rates the investments it made in connection with a proposed second unit at its Callaway Energy Center;

•	impairments of long-lived assets, intangible assets, or goodwill;

•

operation of Ameren Missouri’s Callaway Energy Center, including planned and unplanned outages, decommissioning costs and potential increased costs as a result of nuclear-related developments in Japan in 2011;

•	the effects of strategic initiatives, including mergers, acquisitions and divestitures;

•

the impact of current environmental regulations on utilities and power generating companies and new, more stringent or changing requirements, including those related to greenhouse gases, other emissions, cooling water intake structures, coal combustion residuals, and energy efficiency, that are enacted over time and that could limit or terminate the operation of certain of our generating units, increase our costs, result in an impairment of our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	the impact of complying with renewable energy portfolio requirements in Missouri;

•	labor disputes, workforce reductions, future wage and employee benefits costs, including changes in discount rates and returns on benefit plan assets;

•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts, credit facilities and financial instruments;

•	the cost and availability of transmission capacity for the energy generated by our energy centers or required to satisfy energy sales made by us;

•	legal and administrative proceedings; and

•	acts of sabotage, war, terrorism, cybersecurity attacks or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

#   #   #

AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	2,932	3,258	13,867	14,640
Commercial	3,410	3,478	14,743	15,002
Industrial	2,149	2,151	8,691	8,656
Other	36	36	127	129

Native load subtotal	8,527	8,923	37,428	38,427
Off-system and wholesale	2,305	2,934	10,715	9,796

Subtotal	10,832	11,857	48,143	48,223

Ameren Illinois
Residential
Power supply and delivery service	2,410	2,709	11,771	12,340
Delivery service only	63	-	77	1
Commercial
Power supply and delivery service	788	982	3,662	4,419
Delivery service only	2,054	1,963	8,561	8,051
Industrial
Power supply and delivery service	390	342	1,502	1,389
Delivery service only	2,723	2,690	11,360	11,147
Other	127	138	529	545

Native load subtotal	8,555	8,824	37,462	37,892

Merchant Generation
Non-affiliate energy sales	7,147	7,457	31,148	30,788
Affiliate native energy sales	481	-	1,004	949

Subtotal	7,628	7,457	32,152	31,737

Eliminate affiliate sales	(481)	-	(1,004)	(949)
Eliminate Ameren Illinois/Merchant Generation common customers	(1,346)	(1,251)	(5,454)	(5,016)

Ameren Total	25,188	26,887	111,299	111,887

Electric Revenues (in millions):
Ameren Missouri
Residential	$231	$235	$1,272	$1,193
Commercial	210	209	1,084	1,004
Industrial	91	89	438	399
Other	27	22	76	91

Native load subtotal	559	555	2,870	2,687
Off-system and wholesale	71	91	352	343

Subtotal	$630	$646	$3,222	$3,030

Ameren Illinois
Residential
Power supply and delivery service	$235	$277	$1,194	$1,270
Delivery service only	3	-	3	-
Commercial
Power supply and delivery service	63	81	350	425
Delivery service only	38	35	157	143
Industrial
Power supply and delivery service	14	13	65	66
Delivery service only	10	10	43	38
Other	21	15	128	119

Native load subtotal	$384	$431	$1,940	$2,061

Merchant Generation
Non-affiliate energy sales	$294	$335	$1,382	$1,442
Affiliate native energy sales	75	55	235	231
Other	6	(24)	12	20

Subtotal	$375	$366	$1,629	$1,693

Eliminate affiliate revenues and other	(81)	(62)	(261)	(263)

Ameren Total	$1,308	$1,381	$6,530	$6,521

AMEREN CORPORATION (AEE)

CONSOLIDATED OPERATING STATISTICS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Electric Generation - megawatthours (in millions):
Ameren Missouri	11.0	12.0	48.8	48.1
Merchant Generation
Ameren Energy Generating Company (Genco)	5.5	5.4	22.0	22.0
AmerenEnergy Resources Generating Company (AERG)	1.7	1.8	7.0	7.5
AmerenEnergy Medina Valley Cogen, L.L.C.	-	-	0.1	0.1

Subtotal	7.2	7.2	29.1	29.6

Ameren Total	18.2	19.2	77.9	77.7

Fuel Cost per kilowatthour (cents):
Ameren Missouri	1.674	1.472	1.594	1.536
Merchant Generation	2.155	2.253	2.362	2.287
Gas Sales - decatherms (in thousands):
Ameren Missouri	3,154	3,772	11,221	11,923
Ameren Illinois	23,819	29,214	81,608	90,463
Other	-	66	-	626

Ameren Total	26,973	33,052	92,829	103,012

Net Income (Loss) by Segment (in millions):
Ameren Missouri	$(14)	$1	$287	$364
Ameren Illinois	25	37	193	208
Merchant Generation	19	19	45	(409)
Other	(5)	(5)	(6)	(24)

Ameren Total	$25	$52	$519	$139

	December 31, 2011	December 31, 2010
Common Stock:
Shares outstanding (in millions)	242.2	240.4
Book value per share	$32.64	$32.15

Capitalization Ratios:
Common equity	53.4%	51.3%
Preferred stock	1.0%	0.9%
Debt, net of cash	45.6%	47.8%

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Operating Revenues:
Electric	$1,308	$1,381	$6,530	$6,521
Gas	270	325	1,001	1,117

Total operating revenues	1,578	1,706	7,531	7,638

Operating Expenses:
Fuel	350	350	1,567	1,323
Purchased power	170	191	966	1,106
Gas purchased for resale	157	202	570	669
Other operations and maintenance	452	464	1,820	1,821
Goodwill, impairment and other charges	(1)	-	125	589
Depreciation and amortization	200	194	785	765
Taxes other than income taxes	102	107	457	449

Total operating expenses	1,430	1,508	6,290	6,722

Operating Income	148	198	1,241	916

Other Income and Expenses:
Miscellaneous income	18	20	69	90
Miscellaneous expense	8	14	23	33

Total other income	10	6	46	57

Interest Charges	115	120	451	497

Income Before Income Taxes	43	84	836	476

Income Taxes	17	30	310	325

Net Income	26	54	526	151

Less: Net Income Attributable to Noncontrolling Interests	1	2	7	12

Net Income Attributable to Ameren Corporation	$25	$52	$519	$139

Earnings per Common Share - Basic and Diluted	$0.10	$0.21	$2.15	$0.58

Average Common Shares Outstanding	242.3	239.9	241.5	238.8

AMEREN CORPORATION (AEE)

CONSOLIDATED BALANCE SHEET

(Unaudited, in millions)

	December 31, 2011	December 31, 2010

ASSETS
Current Assets:
Cash and cash equivalents	$255	$545
Accounts receivable - trade, net	473	517
Unbilled revenue	324	406
Miscellaneous accounts and notes receivable	69	210
Materials and supplies	712	707
Mark-to-market derivative assets	115	129
Current regulatory assets	215	267
Other current assets	132	109

Total current assets	2,295	2,890

Property and Plant, Net	18,127	17,853
Investments and Other Assets:
Nuclear decommissioning trust fund	357	337
Goodwill	411	411
Intangible assets	7	7
Regulatory assets	1,603	1,263
Other assets	845	750

Total investments and other assets	3,223	2,768
TOTAL ASSETS	$23,645	$23,511

LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$179	$155
Short-term debt	148	269
Accounts and wages payable	693	651
Taxes accrued	65	63
Interest accrued	101	107
Customer deposits	98	100
Mark-to-market derivative liabilities	161	161
Current regulatory liabilities	133	99
Other current liabilities	207	283

Total current liabilities	1,785	1,888

Credit Facility Borrowings	-	460
Long-term Debt, Net	6,677	6,853
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	3,315	2,882
Accumulated deferred investment tax credits	79	90
Regulatory liabilities	1,502	1,319
Asset retirement obligations	428	475
Pension and other postretirement benefits	1,344	1,045
Other deferred credits and liabilities	447	615

Total deferred credits and other liabilities	7,115	6,426

Ameren Corporation Stockholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,598	5,520
Retained earnings	2,369	2,225
Accumulated other comprehensive loss	(50)	(17)

Total Ameren Corporation stockholders’ equity	7,919	7,730
Noncontrolling Interests	149	154

Total equity	8,068	7,884
TOTAL LIABILITIES AND EQUITY	$23,645	$23,511

AMEREN CORPORATION (AEE)

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Year Ended December 31,
	2011	2010

Cash Flows From Operating Activities:
Net income	$526	$151
Adjustments to reconcile net income to net cash provided by operating activities:
Goodwill, impairment and other charges	125	589
Gain on sales of properties	(15)	(10)
Net mark-to-market (gain) loss on derivatives	11	(15)
Depreciation and amortization	747	746
Amortization of nuclear fuel	61	54
Amortization of debt issuance costs and premium/discounts	21	23
Deferred income taxes and investment tax credits, net	346	410
Allowance for equity funds used during construction	(34)	(52)
Other	-	21
Changes in assets and liabilities:
Receivables	231	(197)
Materials and supplies	(27)	73
Accounts and wages payable	(36)	20
Taxes accrued	(3)	10
Assets, other	76	(47)
Liabilities, other	(75)	71
Pension and other postretirement benefits	(102)	(5)
Counterparty collateral, net	27	(73)
Taum Sauk insurance recoveries, net of costs	(1)	54

Net cash provided by operating activities	1,878	1,823

Cash Flows From Investing Activities:
Capital expenditures	(1,030)	(1,042)
Nuclear fuel expenditures	(62)	(68)
Purchases of securities - nuclear decommissioning trust fund	(220)	(271)
Sales of securities - nuclear decommissioning trust fund	199	256
Proceeds from sales of properties	53	27
Other	12	2

Net cash used in investing activities	(1,048)	(1,096)

Cash Flows From Financing Activities:
Dividends on common stock	(375)	(368)
Dividends paid to noncontrolling interest holders	(6)	(8)
Capital issuance costs	-	(15)
Short-term debt and credit facility repayments, net	(581)	(121)
Redemptions, repurchases, and maturities:
Long-term debt	(155)	(310)
Preferred stock	-	(52)
Issuances of common stock	65	80
Repayments of generator advances received for construction	(73)	(39)
Generator advances received for construction	5	29

Net cash used in financing activities	(1,120)	(804)

Net change in cash and cash equivalents	(290)	(77)
Cash and cash equivalents at beginning of year	545	622

Cash and cash equivalents at end of year	$255	$545